Exhibit 99.1

July 22, 2005

Pinnacle Systems, Inc.

280 North Bernardo Avenue

Mountain View, CA 94043

Attn: Ms. Patti S. Hart, President,

Chief Executive Officer and Chairman

Facsimile: (650) 930-1622

Dear Members of the Board:

We are writing to reaffirm our interest in pursuing a transaction with Pinnacle. We have been monitoring developments at both Pinnacle and Avid, including Avid’s recent preannouncement and the subsequent decline in the implied value of the Avid offer. Given these circumstances, we believe that the value maximizing alternative for Pinnacle’s shareholders is to reject the Avid offer and pursue a transaction with Vector.

We are hereby offering to acquire the assets of the Business and Consumer division for a purchase price of $200 million in cash. We believe that this offer, together with the value of Pinnacle’s remaining assets, constitutes a “Superior Proposal” under Section 6.1(a) of the Pinnacle/Avid Merger Agreement and believe your financial advisors and shareholders would agree.

We are also pleased to disclose our partnership with Tennenbaum Capital, who is a co-signer to this letter, in pursuit of this transaction. As you and your advisors are likely aware, Tennenbaum Capital has over $3.5 Billion in assets under management. Tennenbaum is prepared to provide us with a commitment for $100 Million in debt financing, which coupled with $100 Million in equity from Vector, provides Pinnacle’s shareholders with a fully-financed, superior proposal to the Avid transaction.

Assuming a value of the Broadcast and Professional division of $100 million to $120 million, based on information from your proxy, a cash balance of $133 million from your most recent investor call, and subtracting the $15 million breakup fee, the $418 - $438 million total value of our proposal provides a 25 - 30% premium over the implied value of the Avid offer. Furthermore, given Avid’s recent performance, our cash proposal for the Business and Consumer division assets provides far greater certainty for your shareholders than the Avid transaction. Lastly, we would like to point out that, by rejecting Avid’s proposal in favor of Vector’s proposal, Pinnacle shareholders will receive $200 million in cash, retain $118 million in cash (net of the breakup fee) and retain tremendous upside in the remaining Broadcast and Professional assets.

We are aware that the Business and Consumer division and the Broadcast and Professional division share certain intellectual property. Based on our previous analysis of this issue and interaction with a previous potential acquirer of the Broadcast and Professional division assets, we believe these issues can be resolved and should not be an impediment to this transaction.

456 Montgomery Street     19th Floor     San Francisco, CA 94104     Phone (415) 293-5000     Fax (415) 293-5100      www.vectorcapital.com

We understand and appreciate that you are a party to an existing, announced merger agreement and that your shareholder meeting is scheduled for July 27th. We believe that your shareholders deserve to be aware of this alternative proposal before they cast their votes.

Vector’s proposal would require only a 48 hour “bring down due diligence” period with management to discuss:

a) the financial results for the Business and Consumer division in FY Q4 2005, and

b) the expected release date of Studio 10.

We are prepared to immediately begin negotiating an asset purchase agreement and have a legal team on standby. We are committed to pursuing a transaction with you and feel confident that we can work together to provide the best outcome for your shareholders.

Please call me at (415) 293-5005, or Michael Kennedy of O’Melveny & Myers LLP at (415) 984-8756 if you have any questions.

Very truly yours,

Vector Capital Corporation		Tennenbaum Capital

By:	/s/ Alexander R. Slusky	By:	/s/ Steven Chang
	Alexander R. Slusky,		Steven Chang,
	President		Partner